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                                                                   EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Kemper Investors Life Insurance Company and
Contract Owners of Contracts that participate in the KILICO
Variable Annuity Seperate Account


We hereby consent to the use in this Post-Effective Amendment No. 4 (File No. 333-54252) of the registration statement on Form S-3 (the "Registration Statement") of our report dated March 26, 2004, relating to the consolidated financial statements of Kemper Investors Life Insurance Company, and of our report dated March 4, 2004, relating to the financial statements of the KILICO Variable Annuity Separate Account, which are incorporated by reference into the Prospectus which constitutes part of this Registration Statement.

PricewaterhouseCoopers LLP


Chicago, Illinois
April 12, 2004